Exhibit 99.1

For Immediate Release

SOLO CUP ANNOUNCES SALE OF HOFFMASTER® BUSINESS

TO KOHLBERG & COMPANY

HIGHLAND PARK, Ill., September 10, 2007 — Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced that it has signed an agreement to sell its Hoffmaster business to an affiliate of funds managed by Kohlberg & Company, LLC (“Kohlberg”) for approximately $170 million. Subject to regulatory approvals and other customary closing conditions, the transaction is expected to close within the next 45 days. Kohlberg has received a commitment to obtain financing for the transaction, subject to customary conditions.

Under the terms of the agreement, a newly formed affiliate of Kohlberg will acquire all of the assets of the Company’s Hoffmaster business, including its product portfolio of disposable tableware and special occasions consumer products and associated manufacturing equipment, as well as two manufacturing facilities located in Oshkosh and Appleton, Wis., a leased distribution center located in Indianapolis, Ind., and a sourcing subsidiary in Hong Kong.

“This decision is one that comes from our previously discussed initiative to divest non-core assets,” said Robert M. Korzenski, CEO, Solo Cup Company. “While the Hoffmaster business is strong, this divestiture allows us to reduce our overall debt burden and increase our focus and investment on improving performance and positioning the Company for growth.” The proceeds from the sale are expected to be applied to the Company’s term loan.

“This transaction, when complete, combined with the previously announced sale-leaseback of six properties and improved working capital management will have reduced our debt by approximately $300 million since the beginning of the year,” added Korzenski.

Solo will provide certain support services to the business. “We will work closely with the Hoffmaster leadership team to ensure a smooth transition,” Korzenski continued. “I also want to thank the Hoffmaster employees for their many years of dedicated service to the Solo and Sweetheart companies. I believe this is a great opportunity for Hoffmaster to achieve its potential as a stand-alone entity.”

Hoffmaster manufactures specialty napkins, placemats, table covers and other items for the restaurant and lodging industries. Through its Sensations® brand and Creative Expressions Group, the company produces premium disposable tableware for special occasions sold through supermarkets and party stores.

Solo Cup Company is a $2.5 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice and international markets. Solo has broad expertise in paper, plastic and foam disposables and creates brand name products under the Solo and Sweetheart names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

Kohlberg & Company, L.L.C. is a leading U.S. private equity firm with offices in Mt. Kisco, New York and Palo Alto, California. Since its inception in 1987, Kohlberg has completed over 90 platform and add-on acquisitions as the control investor in a variety of industries, including manufacturing, healthcare, consumer products and service industries. Kohlberg has invested a total of $1.8 billion in equity across six private equity funds with an aggregate transaction value of approximately $7 billion.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the ability of the Company to obtain regulatory approval for the transaction and to satisfy closing conditions, effectively implement the integrated performance improvement program and other initiatives designed to reduce cost and improve operating efficiencies, the effect of general economic and competitive business conditions, increases in energy, raw material and other manufacturing costs, the impact of our significant debt on our financial health and operating flexibility, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contacts:	Analyst Contact:
Angie Chaplin, 847-579-3503	Richard Ryan, 847-579-3603
Solo Cup Company	Solo Cup Company
angie.chaplin@solocup.com	richard.ryan@solocup.com

Jack Rohrbach, 920-284-5199
Kohlberg & Company
rohrbach@kohlberg.com

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